EXHIBIT 99.2


                                         Investor contact:         Nathan Elwell
                                                                 Ashton Partners
                                                                    312-553-6706
                                                      nelwell@ashtonpartners.com

                                         Media contact:            Donna Shaults
                                                                    630-875-5464
                                                             dshaults@enesco.com



                ENESCO ANNOUNCES AMENDMENT TO PRECIOUS MOMENTS(R)
                                LICENSE AGREEMENT

ITASCA, Ill.--May 17, 2005--Enesco Group, Inc. (NYSE:ENC), a leader in the giftware, and home and garden decor industries, today announced that the Company has signed an amendment to its Precious Moments license agreement with Precious Moments, Inc. (PMI). The amendment includes transitioning the Precious Moments business to PMI during a six-month time period from July 1 through December 31, 2005. Enesco's original Precious Moments license agreement was to expire on December 31, 2007.

Under the terms of the amendment, effective July 1, Enesco will transfer the management of the Precious Moments brand, including product development, to PMI. Enesco will continue to distribute the line to its retail outlets until December 31, 2005, and provide transitional services to PMI through the end of 2006. At that time, PMI, a family-owned business, will then assume all responsibilities of the Precious Moments Collection, including bisque figurines and giftware products.

The current Precious Moments license agreement requires a $15 million minimum annual royalty payment. Enesco sales of Precious Moments in 2004 were approximately $55 million, down 35% from the prior year.

Cynthia Passmore-McLaughlin, President and CEO of Enesco Group, Inc., stated, "After careful consideration, we have agreed to transfer the Precious Moments business to PMI, ending our Precious Moments license agreement. We have been in collaborative discussions with PMI, and this amendment is a win-win for both companies. While Precious Moments has been able to weather the decline in the collectible figurine category longer than many collectible brands, the current sales levels and the royalty agreement were pressuring our operating margins. For Enesco, this is an important and positive step that allows us to focus on our leadership in the gift category and growth in the home and garden decor business. This allows PMI to fully integrate the brand with its growing base of more than 140 licensees."

Highlights of the License Agreement Amendment:
---------------------------------------------

     o Annual royalty for 2005 reduced from $15 million to $4 million or actual earned royalties, whichever is higher.

     o As of July 1, 2005, PMI to assume product development and marketing of the Precious Moments figurines and giftware, and assume responsibility for the Precious Moments Collectors Clubs.

     o Enesco sales force to sell Precious Moments until December 31, 2005, under a transition services agreement.



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Passmore-McLaughlin added, "As we reported last quarter, Enesco has developed a strategy focused on leveraging our intellectual property and design capability to bring innovative products to market and on creating operational efficiencies. We now will be able to accelerate growth as we focus our resources on the giftware, and home and garden decor product categories."

A conference call will be broadcast live on Wednesday, May 18, at 1:00 p.m. Central Time (2:00 p.m. Eastern) at http://www.enesco.com and http://www.streetevents.com. An online replay also will be available approximately one hour after the call.

To listen to the webcast, your computer must have RealPlayer installed. If you do not have RealPlayer, go to http://www.streetevents.com prior to the call, to download RealPlayer for free.

For a phone replay, call 1-800-642-1687, Passcode: 6448537. The replay will be available for one week following the conference call.

About Enesco Group, Inc.
------------------------

Enesco Group, Inc. is a world leader in the giftware, and home and garden decor industries. Serving more than 40,000 customers globally, Enesco distributes products to a wide variety of specialty card and gift retailers, home decor boutiques as well as mass-market chains and direct mail retailers. Internationally, Enesco serves markets operating in Europe, Canada, Australia, Mexico, Asia and the Pacific Rim. With subsidiaries located in Europe and Canada, and a business unit in Hong Kong, Enesco's international distribution network is a leader in the industry. The Company's product lines include some of the world's most recognizable brands, including Heartwood Creek by Jim Shore, Walt Disney Company, Walt Disney Classics Collection, Pooh & Friends, Nickelodeon, Bratz, Halcyon Days, Lilliput Lane and Border Fine Arts, among others. Further information is available on the Company's Web site at www.enesco.com.


This press release contains forward-looking statements that are based on management's current assumptions and beliefs and upon information currently available to management. The Company has tried to identify such forward-looking statements by use of such words as "expects," "intends," "anticipates," "could," "estimates," "plans," and "believes," and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors, which could cause actual results to vary materially from those anticipated, estimated, expected or projected. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include, but are not limited to: the Company's success in developing new products and consumer reaction to the Company's new products; the Company's ability to secure, maintain and renew popular licenses, particularly our licenses Cherished Teddies, Heartwood Creek and Disney; the Company's ability to grow revenues in mass and niche market channels; the Company's ability to effectively transition to the legacy information system; changes in general economic conditions, as well as specific market conditions; fluctuations in demand for our products; manufacturing lead times; the timing of orders and shipments and our ability to predict customer demands; inventory levels and purchase commitments exceeding requirements based upon incorrect forecasts; collection of accounts receivable; changes in the regulations and procedures affecting the importation of goods into the United States; changes in foreign exchange rates; price and product competition in the giftware industry; variations in sales channels, product costs or mix of products sold; and, possible future terrorist attacks, epidemics, or acts of war. In addition, the Company operates in a continually changing business environment and does not intend to update or revise the forward-looking statements contained herein, which speak only as of the date hereof. Additional information regarding forward-looking statement risk factors is contained in the Company's reports and filings with the Securities and Exchange Commission. In light of these risks and uncertainties, the forward-looking statements contained herein may not occur and actual results could differ materially from those set forth herein. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

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